Exhibit 5.1

August 27, 2019

Keurig Dr Pepper Inc.
53 South Avenue
Burlington, Massachusetts 01803

Re: Keurig Dr Pepper Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Keurig Dr Pepper Inc., a Delaware corporation (the “Company”), in connection with the resale by the selling stockholders identified on Schedule A hereto (the “Selling Stockholders”) of up to 1,134,602,502 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), issued upon the consummation of the merger of Maple Parent Holdings Corp., a Delaware corporation (“Maple”) and Salt Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of the Company, with Maple surviving as a wholly owned subsidiary of the Company (the “Merger”), pursuant to the Agreement and Plan of Merger, dated as of January 29, 2018, by and among Maple, the Company (formerly known as Dr Pepper Snapple Group, Inc.) and Merger Sub.
This opinion is being furnished at the request of the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).
In rendering the opinion stated herein, we have examined and relied upon the following:
(a)the registration statement on Form S-3 (File No. 333-233477) of the Company relating to Common Stock and other securities of the Company, filed on August 27, 2019 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);
(b)the prospectus, dated August 27, 2019 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;
(c)the prospectus supplement, dated August 27, 2019 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;
(d)an executed copy of a certificate of James L. Baldwin, Jr., Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);
(e)a copy of the Company’s Amended and Restated Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of July 9, 2018, as in effect as of the date hereof and certified pursuant to the Secretary’s Certificate;
(f)a copy of the Company’s Certificate of Merger related to the Merger, certified by the Secretary of State of the State of Delaware as of July 9, 2018 and certified pursuant to the Secretary’s Certificate;
(g)a copy of the Company’s Amended and Restated By-laws, as amended and in effect as of July 10, 2018 and certified pursuant to the Secretary’s Certificate; and
(h)a copy of certain resolutions of the Board of Directors of the Company adopted on January 28, 2018 and August 26, 2019 and certain resolutions of the stockholders of Maple adopted on January 28, 2018, certified pursuant to the Secretary’s Certificate.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Selling Stockholders and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company, the Selling Stockholders and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopy copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company, the Selling Stockholders and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate.
We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).
Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and have been validly issued and are fully paid and nonassessable.
We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

LKB

Schedule A

Selling Stockholder	Total Number of Shares to be Sold
Maple Holdings B.V.	941,910,924
Mondelçz International Holdings LLC	191,631,181
Morgan Stanley Private Bank, National Association	1,060,397
Ozan Dokmecioglu	1,060,397(1)
Total	1,134,602,502

(1)
Includes 1,060,397 shares of Common Stock that are pledged by Ozan Dokmecioglu as security to Morgan Stanley Private Bank for a margin loan and are included in the amount set forth opposite Morgan Stanley Private Bank’s name above.